Exhibit 99.1

Key Energy Services, Inc.	November 8, 2017
1301 McKinney Street Suite 1800 Houston, TX 77010
Contact: West Gotcher 713-757-5539

FOR IMMEDIATE RELEASE
Key Energy Services Reports Third Quarter 2017 Earnings

HOUSTON, TX, November 8, 2017 - Key Energy Services, Inc. reported third quarter 2017 consolidated revenues of $110.7 million and a pre-tax GAAP loss of $38.3 million, or $1.90 per share. The results for the third quarter include legal fees and settlements of $11.6 million, $3.3 million of stock-based compensation expense, $5.4 million in gain on the sale of assets, including Key’s Russian operations, and $0.4 million of severance expense. Excluding these items, the Company reported a pre-tax loss of $28.4 million, or $1.41 per share.
Overview and Outlook
Key’s President and Chief Executive Officer, Robert Drummond, stated, “During the third quarter we made continued progress strategically and operationally which we believe will drive cash flow improvement in the coming months. Completions activity drove revenue improvement quarter over quarter, particularly within our coiled tubing business.  We expect that the continued systematic re-deployment of our larger coiled tubing units, coupled with the gains that we are making in our other business lines, will lead to fourth quarter revenues slightly ahead of third quarter levels despite the typical fourth quarter seasonal activity slowdowns.
Drummond continued “Our progress towards neutral free cash flow continued, and I believe that the improvements we are seeing in our business today will allow us to achieve at least free cash flow neutrality as we move through 2018. I am pleased with the growth we are seeing in coiled tubing and other completion-oriented activity in our other business segments, with completion-oriented revenue representing over a quarter of total U.S. revenue in the third quarter of 2017. I am also excited about the opportunities developing in our production services businesses and the increases in activity we’re experiencing today, particularly with our industry-leading fleet of 346 AESC Class IV and Class V rigs, the largest such fleet of rigs in the industry today.  We believe this fleet of fit-for-purpose, horizontal-capable well service rigs provides us with significant earnings growth potential as the industry resumes more high-return well maintenance activity.”

November 8, 2017

Financial Overview
Upon emergence from Chapter 11 bankruptcy on December 15, 2016, the Company adopted fresh start accounting, which resulted in the Company becoming a new entity for financial reporting purposes. References to "Successor" relate to the financial position of the reorganized Key as of and subsequent to December 16, 2016; references to "Predecessor" refer to the financial position of Key as of and prior to December 15, 2016 and the results of operations through December 15, 2016. References to fourth quarter 2016 will reflect pro-forma results for the Predecessor and Successor entities.
The following table sets forth summary data for the third quarter 2017 and prior comparable quarterly periods:

	Successor		Predecessor
	Three Months Ended September 30, 2017	Three Months Ended June 30, 2017	Three Months Ended September 30, 2016
Revenues	$110.7	$107.8	$102.4
Net loss	(38.2)	(13.2)	(130.8)
Diluted loss per share	(1.90)	(0.66)	(0.81)
Adjusted EBITDA*	0.6	(0.7)	(14.4)
*  Adjusted EBITDA does not exclude costs incurred in connection with the Company’s FCPA investigations completed in 2016.
U.S. Results
Third quarter 2017 U.S. Rig Services revenues of $61.9 million were up 0.2% as compared to second quarter 2017 revenues of $61.8 million, with rig hours declining approximately 1% to 161,725 hours. While revenue was up less than 1% quarter on quarter, revenue per workday was up 8% in the last month of the quarter as compared to the first month of the quarter with hours per workday up 3% in the last month of the quarter as compared to the first month of the quarter. Completions activity was up 200 basis points quarter on quarter comprising 17% of the well service rig hours in the third quarter of 2017. Margins were reduced 200 basis points in the third quarter of 2017 from the second quarter of 2017 due to adding personnel associated with increasing activity.
Third quarter 2017 Fluid Management Services revenues of $20.7 million were up 9.8% as compared to second quarter 2017 revenues of $18.9 million. Third quarter truck hours were up 7% quarter on quarter with hours per calendar day up 14% in the last month of the quarter as compared to the first month of the quarter, largely on higher completion driven demand. Fluid Management

November 8, 2017

Services margins were impacted by a charge of $4.0 million due to a legal settlement and an approximately 200 basis points quarter on quarter reduction in margin due to make ready costs and labor inefficiency associated with increasing activity.
Third quarter 2017 Coiled Tubing Services revenues of $12.5 million were up 36.4% as compared to second quarter 2017 revenues of $9.2 million. Activity in our largest, completions-driven coiled tubing units increased approximately 30% and pricing on these units was up approximately 4% from the second quarter of 2017 to the third quarter of 2017. Coiled Tubing Services margins benefited by approximately 700 basis points in the third quarter from the second quarter on the higher activity and pricing. The Company expects to have all of its 2 3/8 inch or larger diameter coiled tubing units deployed and active over the next several months.
Third quarter 2017 Fishing & Rental Services margins improved by approximately 500 basis points due to higher activity and the impact of selling the Company’s frac stack and well testing business in the second quarter of 2017. These assets contributed $2 million in revenue during the second quarter of 2017, and the sale of these assets resulted in the approximately 10% decline in revenues from $15.8 million in the second quarter of 2017 to $14.2 million in the third quarter of 2017.  Excluding the frac stack and well testing revenues from the second quarter, revenue increased 2.9% in the third quarter.
International Segment
The company completed its exit of international operations in the third quarter with the sale of its Russian operations. Third quarter 2017 International revenues were $1.3 million, down 38.7% as compared to second quarter 2017 revenues of $2.2 million as a result of the sale. The company recorded a gain on this sale of $4.7 million which is reflected in Other Income. Third quarter operating loss was $1.1 million, or -84.7% of revenues. These results compare to second quarter 2017 operating loss of $1.3 million, or -62.3% of revenues, which included a $0.3 million loss on sale of assets; excluding this item, normalized operating income was $1.0 million, or -46.7% of revenue.
General and Administrative Expenses
General and Administrative (G&A) expenses were $37.2 million for the third quarter 2017. Third quarter G&A expenses included $11.6 million of legal fees and settlements, $3.3 million of stock-based compensation expense and $0.2 million in severance. This compares to second quarter 2017 G&A expenses of $30.3 million which included $3.7 million of stock-based compensation expense

November 8, 2017

and $1.5 million in severance. Excluding these items and International G&A of $1.1 million in third quarter and $0.9 million in the second quarter, G&A expense in the third quarter was $21.0 million as compared to $24.2 million in the second quarter.
Liquidity
As of September 30, 2017, Key had total liquidity of $104.2 million, consisting of $77.7 million in unrestricted cash and $26.5 million of borrowing capacity available under the Company’s $100.0 million asset-based loan facility. This compares to total liquidity of $120.4 million at June 30, 2017, consisting of $94.7 million in unrestricted cash and $25.7 million of borrowing capacity available under the Company’s $100.0 million asset-based loan facility. Capital expenditures for the third quarter of 2017 were $2.4 million and the Company also paid approximately $5 million in legal fees and settlements in the third quarter of 2017.
Conference Call Information
As previously announced, Key management will host a conference call to discuss its third quarter 2017 financial results on Thursday, November 9, 2017 at 10:00 a.m. CST. Callers from the United States and Canada should dial 888-794-4637 to access the call. International callers should dial 352-204-8973. All callers should ask for the "Key Energy Services Conference Call" or provide the access code 8686568. The conference call will also be available live via the internet. To access the webcast, go to www.keyenergy.com and select "Investor Relations."
A telephonic replay of the conference call will be available on Thursday, November 9, 2017, beginning approximately two hours after the completion of the conference call and will remain available for two weeks. To access the replay, call 855-859-2056 or 800-585-8367. The access code for the replay is 8686568. The replay will also be accessible at www.keyenergy.com under "Investor Relations" for a period of at least 90 days.

November 8, 2017

Consolidated Statements of Operations (in thousands, except per share amounts, unaudited):

	Successor		Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2017	Three Months Ended June 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
REVENUES	$110,653	$107,780	$102,406	$319,885	$308,506
COSTS AND EXPENSES:
Direct operating expenses	87,115	63,560	96,071	237,981	276,088
Depreciation and amortization expense	21,114	20,910	33,467	63,325	105,075
General and administrative expenses	37,168	30,334	42,456	98,498	129,604
Impairment expense	—	—	40,000	187	40,000
Operating loss	(34,744)	(7,024)	(109,588)	(80,106)	(242,261)
Interest expense, net of amounts capitalized	8,090	7,872	21,120	23,672	64,061
Other (income) loss, net	(4,578)	(961)	154	(5,779)	(665)
Reorganization items, net	60	101	—	1,501	—
Loss before tax income taxes	(38,316)	(14,036)	(130,862)	(99,500)	(305,657)
Income tax benefit	96	853	110	1,238	489
NET LOSS	$(38,220)	$(13,183)	$(130,752)	$(98,262)	$(305,168)
Loss per share:
Basic and diluted	$(1.90)	$(0.66)	$(0.81)	$(4.89)	$(1.90)
Weighted average shares outstanding:
Basic and diluted	20,106	20,099	160,846	20,101	160,626

November 8, 2017

Segment Revenue and Operating Income (in thousands, except for percentages, unaudited):

	Successor		Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2017	Three Months Ended June 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
Revenues
U.S. Rig Services	$61,933	$61,802	$59,137	$184,026	$169,627
Fluid Management Services	20,713	18,867	18,969	57,475	61,230
Coiled Tubing Services	12,499	9,165	7,146	27,005	24,294
Fishing & Rental Services	14,177	15,776	14,078	45,808	43,773
International	1,331	2,170	3,076	5,571	9,582
Consolidated Total	$110,653	$107,780	$102,406	$319,885	$308,506

Operating Income (Loss)
U.S. Rig Services	$(502)	$(177)	$(9,004)	$(2,766)	$(29,044)
Fluid Management Services	(7,262)	(3,227)	(13,225)	(17,426)	(27,052)
Coiled Tubing Services	1,854	325	(4,372)	(106)	(16,578)
Fishing & Rental Services	(2,366)	17,494	(6,951)	11,251	(19,739)
International	(1,128)	(1,352)	(44,389)	(4,780)	(54,350)
Functional Support	(25,340)	(20,087)	(31,647)	(66,279)	(95,498)
Consolidated Total	$(34,744)	$(7,024)	$(109,588)	$(80,106)	$(242,261)

Operating Income (Loss) % of Revenues
U.S. Rig Services	(0.8)%	(0.3)%	(15.2)%	(1.5)%	(17.1)%
Fluid Management Services	(35.1)%	(17.1)%	(69.7)%	(30.3)%	(44.2)%
Coiled Tubing Services	14.8%	3.5%	(61.2)%	(0.4)%	(68.2)%
Fishing & Rental Services	(16.7)%	110.9%	(49.4)%	24.6%	(45.1)%
International	(84.7)%	(62.3)%	(1,443.1)%	(85.8)%	(567.2)%
Consolidated Total	(31.4)%	(6.5)%	(107.0)%	(25.0)%	(78.5)%

November 8, 2017

Following is a reconciliation of net loss as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDA and Adjusted EBITDA as required under Regulation G of the Securities Exchange Act of 1934.
Reconciliations of EBITDA and Adjusted EBITDA to net loss (in thousands, except for percentages, unaudited):

	Successor		Predecessor
	Three Months Ended September 30, 2017	Three Months Ended June 30, 2017	Three Months Ended September 30, 2016
Net loss	$(38,220)	$(13,183)	$(130,752)
Income tax benefit	(96)	(853)	(110)
Interest expense, net of amounts capitalized	8,090	7,872	21,120
Interest income	(182)	(155)	(104)
Depreciation and amortization	21,114	20,910	33,467
EBITDA	$(9,294)	$14,591	$(76,379)
% of revenues	(8.4)%	13.5%	(74.6)%

Severance costs	369	1,650	313
Stock-based compensation	3,330	3,969	—
Restructuring items, net	60	101	—
Impairment expense	—	—	40,000
(Gain) loss on sales of assets	(711)	(20,968)	2,163
Legal settlements	11,562	—	6,316
Gain on sale of business in Russia	(4,677)	—	—
Restructuring professional fees	—	—	13,181
Adjusted EBITDA*	$639	$(657)	$(14,406)
% of revenues	0.6%	(0.6)%	(14.1)%

Revenues	$110,653	$107,780	$102,406
*  Adjusted EBITDA does not exclude costs incurred in connection with the Company’s FCPA investigations completed in 2016.

November 8, 2017

	Three Months Ended September 30, 2017
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	International	Functional Support	Total
Net loss	$(495)	$(7,249)	$1,854	$(2,355)	$3,310	$(33,285)	$(38,220)
Income tax benefit	—	—	—	—	(99)	3	(96)
Interest expense, net of amounts capitalized	—	—	—	—	—	8,090	8,090
Interest income	—	—	—	—	(1)	(181)	(182)
Depreciation and amortization	8,009	5,350	1,259	5,855	234	407	21,114
EBITDA	$7,514	$(1,899)	$3,113	$3,500	$3,444	$(24,966)	$(9,294)
% of revenues	12.1%	(9.2)%	24.9%	24.7%	258.8%	—%	(8.4)%

Severance costs	202	—	4	—	—	163	369
Stock-based compensation	340	(108)	54	—	—	3,044	3,330
Restructuring items, net	—	—	—	—	—	60	60
(Gain) loss on sales of assets	(365)	(72)	4	(278)	—	—	(711)
Legal settlements	—	4,000	—	—	—	7,562	11,562
Gain on sale of business in Russia	—	—	—	—	(4,677)	—	(4,677)
Adjusted EBITDA*	$7,691	$1,921	$3,175	$3,222	$(1,233)	$(14,137)	$639
% of revenues	12.4%	9.3%	25.4%	22.7%	(92.6)%	—%	0.6%

Revenues	$61,933	$20,713	$12,499	$14,177	$1,331	$—	$110,653
*  Adjusted EBITDA does not exclude costs incurred in connection with the Company’s FCPA investigations completed in 2016.

November 8, 2017

	Three Months Ended June 30, 2017
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	International	Functional Support	Total
Net loss	$(19)	$(3,071)	$330	$17,514	$(1,074)	$(26,863)	$(13,183)
Income tax benefit	—	—	—	—	31	(884)	(853)
Interest expense, net of amounts capitalized	—	—	—	—	—	7,872	7,872
Interest income	—	—	—	—	(18)	(137)	(155)
Depreciation and amortization	7,895	5,469	1,284	5,850	32	380	20,910
EBITDA	$7,876	$2,398	$1,614	$23,364	$(1,029)	$(19,632)	$14,591
% of revenues	12.7%	12.7%	17.6%	148.1%	(47.4)%	—%	13.5%

Severance costs	855	29	11	94	—	661	1,650
Stock-based compensation	641	55	54	—	—	3,219	3,969
Restructuring cost, net	—	—	—	—	—	101	101
(Gain) loss on sales of assets	(357)	(239)	(8)	(20,711)	338	9	(20,968)
Adjusted EBITDA*	$9,015	$2,243	$1,671	$2,747	$(691)	$(15,642)	$(657)
% of revenues	14.6%	11.9%	18.2%	17.4%	(31.8)%	—%	(0.6)%

Revenues	$61,802	$18,867	$9,165	$15,776	$2,170	$—	$107,780
*  Adjusted EBITDA does not exclude costs incurred in connection with the Company’s FCPA investigations completed in 2016.

“EBITDA” is defined as income or loss attributable to Key before interest, taxes, depreciation, and amortization.

“Adjusted EBITDA” is EBITDA as further adjusted for certain non-recurring or extraordinary items such as impairment expense, severance expense, loss on debt extinguishment, gains or losses on asset sales, asset retirements and impairments, and certain non-recurring transaction or other costs.

EBITDA and Adjusted EBITDA are non-GAAP measures that are used as supplemental financial measures by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:

•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness;

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure; and

•	The Company’s operating trends underlying the items that tend to be of a non-recurring nature.

Normalized operating loss is a non-GAAP financial measure and is defined as operating loss plus or minus certain items such as impairment expense, severance expense, FCPA settlement costs and FCPA investigation costs. Normalized operating loss is used as a supplemental financial measure by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, primarily to compare the Company’s core operating and financial performance from period to period without regard to the many non-cash accounting charges or unusual expenses that have impacted the Company’s GAAP operating income and net income due to the severe downturn in the company’s business.

November 8, 2017

EBITDA, Adjusted EBITDA and normalized operating income have limitations as analytical tools and should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, Adjusted EBITDA and normalized operating income exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations in using normalized operating loss as an analytical tool include that normalized operating loss excludes certain cash costs and losses actually incurred by the Company. Limitations to using EBITDA and Adjusted EBITDA as an analytical tool include:

•	EBITDA and Adjusted EBITDA do not reflect Key’s current or future requirements for capital expenditures or capital commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements necessary to service, interest or principal payments on Key’s debt;

•	EBITDA and Adjusted EBITDA do not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate EBITDA and Adjusted EBITDA differently than Key does, limiting their usefulness as a comparative measure; and

•
EBITDA and Adjusted EBITDA are a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s senior secured credit facility, and therefore should not be relied upon for assessing compliance with covenants.

November 8, 2017

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections and its management’s beliefs and assumptions concerning future events and financial trends affecting its financial condition and results of operations. In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “predicts,” “expects,” “believes,” “anticipates,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions and are subject to substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements. In evaluating those statements, you should carefully consider the information above as well as the risks outlined in “Item 1A. Risk Factors,” in Key’s Annual Report on Form 10-K for the year ended December 31, 2016 and in other reports Key files with the Securities and Exchange Commission.

Key undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release except as required by law. All of Key’s written and oral forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.

Important factors that may affect Key’s expectations, estimates or projections include, but are not limited to, the following: conditions in the oil and natural gas industry, especially oil and natural gas prices and capital expenditures by oil and natural gas companies; volatility in oil and natural gas prices; Key’s ability to implement price increases or maintain pricing on its core services; risks that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed in its businesses; industry capacity; asset impairments or other charges; the periodic low demand for Key’s services and resulting operating losses and negative cash flows; Key’s highly competitive industry as well as operating risks, which are primarily self-insured, and the possibility that its insurance may not be adequate to cover all of its losses or liabilities; significant costs and potential liabilities resulting from compliance with applicable laws, including those resulting from environmental, health and safety laws and regulations, specifically those relating to hydraulic fracturing, as well as climate change legislation or initiatives; Key’s historically high employee turnover rate and its ability to replace or add workers, including executive officers and skilled workers; Key’s ability to incur debt or long-term lease obligations; Key’s ability to implement technological developments and enhancements; severe weather impacts on Key’s business, including hurricane activity; Key’s ability to successfully identify, make and integrate acquisitions and its ability to finance future growth of its operations or future acquisitions; Key’s ability to achieve the benefits expected from disposition transactions; the loss of one or more of Key’s larger customers; Key’s ability to generate sufficient cash flow to meet debt service obligations; the amount of Key’s debt and the limitations imposed by the covenants in the agreements governing its debt, including its ability to comply with covenants under its current debt agreements; an increase in Key’s debt service obligations due to variable rate indebtedness; Key’s inability to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and its inaccurate assessment of future activity levels, customer demand, and pricing stability which may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); Key’s ability to respond to changing or declining market conditions, including Key’s ability to reduce the costs of labor, fuel, equipment and supplies employed and used in its businesses; Key’s ability to maintain sufficient liquidity; the adverse impact of litigation; and other factors affecting Key’s business described in “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2016, and other reports Key files with the Securities and Exchange Commission.

About Key Energy Services
Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States.